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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF

                            MEMBERWORKS INCORPORATED

                  (FORMERLY CARDMEMBER PUBLISHING CORPORATION)
                          (INCORPORATED JULY 12, 1989)

                            PURSUANT TO SECTION 242
                         OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE



        MEMBERWORKS INCORPORATED (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), hereby certifies as follows:

        FIRST: The name of the Corporation is MemberWorks Incorporated.

        SECOND: That the Board of Directors of the Company, at a special meeting duly noticed and held, adopted resolutions amending the Restated Certificate of Incorporation of the Company amending Article IV set forth as follows:

        The Certificate of Amendment is hereby amended by inserting the following paragraphs immediately after the first paragraph of Article FOURTH of the Restated Certificate of Incorporation:

        "Upon the filing of this Certificate of Amendment, the Corporation will effect a stock split such that each of the outstanding shares of Common Stock, $.01 par value per share, of the Corporation is changed into 7.2 shares of Common Stock, $.01 par value per share.

        No fractional shares of Common Stock shall be issued upon the stock split. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then effective fair market value of the Common Stock."
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        IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by the President this 25th day of September, 1996.


                                           MEMBERWORKS INCORPORATED



                                           By:  /s/ Gary A. Johnson
                                               ---------------------------------
                                               Gary A. Johnson, President